                                                                     Exhibit 4.1


kpmg






                 Consolidated Financial Statements of


                 NEUROCHEM INC.
                 (A DEVELOPMENT STAGE COMPANY)



                 Year ended December 31, 2004, six-month period ended
                 December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004

[KPMG LOGO]

            KPMG LLP
            Chartered Accountants
            2000 McGill College Avenue               Telephone (514) 840-2100
            Suite 1900                               Telefax (514) 840-2187
            Montreal (Quebec)  H3A 3H8               www.kpmg.ca









AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Neurochem Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations, deficit and cash flows for the year ended December 31, 2004, the six-month period ended December 31, 2003, the year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the year ended December 31, 2004, the six-month period ended December 31, 2003, the year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004 in accordance with Canadian generally accepted accounting principles.





(signed) KPMG LLP

Chartered Accountants


Montreal, Canada

February 11, 2005 (except as to note 22, which is as of February 14, 2005)






[LOGO] KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

NEUROCHEM INC.
Consolidated Financial Statements

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004




FINANCIAL STATEMENTS

     Consolidated Balance Sheets..........................................................................   1

     Consolidated Statements of Operations................................................................   2

     Consolidated Statements of Deficit...................................................................   3

     Consolidated Statements of Cash Flows................................................................   4

     Notes to Consolidated Financial Statements...........................................................   5

NEUROCHEM INC.
Consolidated Balance Sheets

December 31, 2004 and 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

===============================================================================================================
                                                        December 31,         December 31,         December 31,
                                                                2004                 2004                 2003
---------------------------------------------------------------------------------------------------------------
                                                               (US$ -              (Cdn$)               (Cdn$)
                                                          note 2 (l))
Assets

Current assets:
     Cash and cash equivalents                         $       5,988        $       7,207        $      14,869
     Marketable securities                                    18,249               21,966               62,725
     Amount receivable under collaboration agreement
       (note 4)                                               12,000               14,443                  --
     Sales taxes and other receivables                           650                  782                  721
     Research tax credits receivable                           1,121                1,349                2,111
     Prepaid expenses and deposits                             3,187                3,836                1,671
---------------------------------------------------------------------------------------------------------------
                                                              41,195               49,583               82,097

Long-term prepaid expenses and deposits                        1,131                1,361                  226
Long-term investment (note 5)                                  3,673                4,421                4,421
Property and equipment (note 6)                               13,866               16,690                4,539
Patents (note 7)                                               3,650                4,393                2,942

---------------------------------------------------------------------------------------------------------------
                                                       $      63,515        $      76,448        $      94,225
===============================================================================================================

Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                                  $       3,373        $       4,060        $       2,070
     Accrued liabilities                                       5,337                6,424                3,749
     Deferred revenue (note 4)                                 4,005                4,820                  --
     Current portion of obligations under
       capital leases (note 8)                                   346                  416                  425
     Current portion of long-term debt (note 9)                  570                  686                  --
---------------------------------------------------------------------------------------------------------------
                                                              13,631               16,406                6,244

Obligations under capital leases (note 8)                        --                   --                   416
Deferred revenue (note 4)                                      8,119                9,772                  --
Long-term accrued liabilities (note 12)                          105                  126                  --
Long-term debt (note 9)                                        7,851                9,450                  --
---------------------------------------------------------------------------------------------------------------
                                                              29,706               35,754                6,660

---------------------------------------------------------------------------------------------------------------
Shareholders' equity:
     Share capital (note 10)                                 146,100              175,855              173,930
     Additional paid-in capital (notes 3 and 11)               4,790                5,765                  --
     Deficit                                                (117,081)            (140,926)             (86,365)
---------------------------------------------------------------------------------------------------------------
                                                              33,809               40,694               87,565

Commitments and contingencies (note 13)
Subsequent event (note 22)

---------------------------------------------------------------------------------------------------------------
                                                       $      63,515        $      76,448        $      94,225
===============================================================================================================

See accompanying notes to consolidated financial statements.

On behalf of the Board of Directors by:

(Signed) Graeme K. Rutledge                              (Signed) John Molloy
Director                                                 Director

NEUROCHEM INC.
Consolidated Statements of Operations

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)
(in accordance with Canadian GAAP)

====================================================================================================================
                                                                    Six-month
                                              Year ended         period ended         Year ended          Cumulative
                                             December 31,        December 31,           June 30,               since
                                       ----------------------    ------------      -------------        inception of
                                            2004         2004            2003               2003          operations
--------------------------------------------------------------------------------------------------------------------
                                          (US$ -       (Cdn$)          (Cdn$)             (Cdn$)              (Cdn$)
                                     note 2 (l))
Revenues:
     Collaboration agreement
       (note 4)                        $     110     $    132      $      --          $      --       $          132
     Research contracts                      --           --              --                 --                9,216
     License fees                            --           --              --                 --                1,106
--------------------------------------------------------------------------------------------------------------------
                                             110          132             --                 --               10,454

Expenses:
     Research and development             25,881       31,152           8,661             18,782             107,921
     Research tax credits                 (1,216)      (1,463)           (914)            (1,410)            (11,753)
     Research grants                        (279)        (336)           (208)            (1,895)             (8,152)
--------------------------------------------------------------------------------------------------------------------
                                          24,386       29,353           7,539             15,477              88,016

     General and administrative           14,915       17,953           7,454              7,184              47,628
     Stock-based compensation
       (note 11)                           3,355        4,038             --                 --                4,038
     Special charges (note 12)             1,393        1,676             --                 --                1,676
     Depreciation of property and
       equipment                           1,496        1,801             557              1,019               5,393
     Amortization of patent costs            204          245              89                178                 875
     Interest and bank charges               230          277              46                144               1,185
--------------------------------------------------------------------------------------------------------------------
                                          45,979       55,343          15,685             24,002             148,811

--------------------------------------------------------------------------------------------------------------------
Net loss before undernoted items         (45,869)     (55,211)        (15,685)           (24,002)           (138,357)

Investment and other income:
     Interest income                         856        1,030             520                800               6,514
     Foreign exchange                      1,078        1,298          (1,747)               100                (201)
     Gain on disposal of intellectual
       property (note 5)                     --           --              --               3,484               3,484
     Other income                            402          484             139                --                  623
--------------------------------------------------------------------------------------------------------------------
                                           2,336        2,812          (1,088)             4,384              10,420

--------------------------------------------------------------------------------------------------------------------
Net loss before income taxes             (43,533)     (52,399)        (16,773)           (19,618)           (127,937)

Income taxes:
     Quebec credit for losses                --           --              --                 --                  700

--------------------------------------------------------------------------------------------------------------------
Net loss                               $ (43,533)    $(52,399)     $  (16,773)        $  (19,618)          $(127,237)
====================================================================================================================

Net loss per share (note 16):
     Basic and diluted                 $   (1.44)    $   (1.74)    $   (0.63)         $    (0.90)
=====================================================================================================


See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Deficit

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

======================================================================================================================
                                                 Year ended              Six-month                          Cumulative
                                                 December 31,         period ended        Year ended             since
                                            -------------------       December 31,          June 30,      inception of
                                              2004         2004               2003              2003        operations
======================================================================================================================
                                            (US$ -       (Cdn$)             (Cdn$)            (Cdn$)            (Cdn$)
                                       note 2 (l))
Deficit, beginning of period:
     As previously reported            $   (71,752) $   (86,365)      $    (62,779)      $   (42,624)      $       --
     Adjustment to reflect
       change in accounting
       for employee stock
       options (note 3)                     (1,796)      (2,162)               --                --             (2,162)
----------------------------------------------------------------------------------------------------------------------
     Deficit, beginning of period,
       as restated                         (73,548)     (88,527)           (62,779)          (42,624)           (2,162)

Net loss                                   (43,533)     (52,399)           (16,773)          (19,618)         (127,237)

Share issue costs                              --           --              (6,813)             (537)          (11,527)

----------------------------------------------------------------------------------------------------------------------
Deficit, end of period                 $  (117,081) $  (140,926)      $    (86,365)      $   (62,779)      $  (140,926)
======================================================================================================================


See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Cash Flows

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

=============================================================================================================================
                                                       Year ended            Six-month                             Cumulative
                                                      December 31,        period ended         Year ended               since
                                                ----------------------    December 31,           June 30,        inception of
                                                     2004         2004            2003               2003          operations
=============================================================================================================================
                                                   (US$ -       (Cdn$)          (Cdn$)             (Cdn$)              (Cdn$)
                                              note 2 (l))
Cash flows from operating activities:
     Net loss                                   $ (43,533)    $(52,399)      $ (16,773)          $(19,618)          $(127,237)
     Adjustments for:
         Depreciation and amortization              1,700        2,046             646              1,197               6,268
         Stock-based compensation                   3,355        4,038             --                 --                4,038
         Write-off of leasehold
           improvements and other
           property and equipment                     988        1,189             --                 --                1,189
         Provision for lease exit obligations         405          487             --                 --                  487
         Accretion expense                             16           19             --                 --                   19
         Write-off of patents                         --           --              --                 --                  119
         Gain on disposal of
           intellectual property                      --           --              --              (3,484)             (3,484)
         Shares issued for services                   --           --              --                 --                   41
     Changes in operating assets and liabilities:
         Grants receivable                            --           --              529                488                 --
         Amount receivable under
           collaboration agreement                (12,000)     (14,443)            --                 --              (14,443)
         Sales taxes and other receivables            (51)         (61)            161               (477)               (782)
         Research tax credits receivable              633          762            (937)              (456)             (1,349)
         Prepaid expenses and deposits             (1,799)      (2,165)           (733)              (689)             (4,061)
         Long-term prepaid expenses and
           deposits                                  (943)      (1,135)            --                 --               (1,135)
         Deferred revenue                          12,123       14,592             --                 --               14,592
         Accounts payable and
           accrued liabilities                      3,133        3,771             590              1,086               9,809
-----------------------------------------------------------------------------------------------------------------------------
                                                  (35,973)     (43,299)        (16,517)           (21,953)           (115,929)

-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Proceeds from issue of share capital           1,237        1,490          86,448             17,981             175,378
     Share issue costs                                --           --           (6,813)              (537)            (11,527)
     Proceeds from sale-leaseback                     --           --              --                 --                2,168
     Repayment of obligations under
       capital lease                                 (353)        (425)           (203)              (552)             (2,746)
     Proceeds from long-term debt                   8,723       10,500             --                 --               10,500
     Repayment of long-term debt                     (302)        (364)            --                 --                 (364)
-----------------------------------------------------------------------------------------------------------------------------
                                                    9,305       11,201          79,432             16,892             173,409

-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Additions to property and equipment          (12,254)     (14,750)           (916)            (1,638)            (21,946)
     Additions to patents                          (1,328)      (1,599)           (739)              (538)             (5,796)
     Long-term investment                             --           --              --                (591)               (591)
     Proceeds from (investment in)
       marketable securities                       33,863       40,759         (52,841)            13,129             (21,966)
     Proceeds from disposal of property
       and equipment                                   22           26             --                 --                   26
-----------------------------------------------------------------------------------------------------------------------------
                                                   20,303       24,436         (54,496)            10,362             (50,273)

-----------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and
   cash equivalents                                (6,365)      (7,662)          8,419              5,301               7,207

Cash and cash equivalents,
   beginning of period                             12,353       14,869           6,450              1,149                 --

-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
   end of period                                $   5,988     $  7,207       $  14,869           $  6,450           $   7,207
=============================================================================================================================



Supplemental disclosures to cash flow statements (note 17)

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Notes to Consolidated Financial Statements

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

1.   ORGANIZATION AND BUSINESS ACTIVITIES:

     Neurochem Inc. (the "Company" or "Neurochem"), incorporated under the Canada Business Corporations Act in 1993, is a Canadian biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders. The Company's pipeline of proprietary, disease-modifying oral product candidates addresses critical unmet medical needs.

     Since inception, the business activities of the Company have been devoted principally to the development of the Company's core technology platform, amyloid inhibitors, which focuses on the design and synthesis of chemical compounds that inhibit the formation, deposition and toxicity of amyloid fibrils implicated as the underlying causes of certain diseases. The diseases currently targeted by the Company include Alzheimer's Disease, Hemorrhagic Stroke due to Cerebril Amyloid Angiopathy ("CAA"), and Amyloid A Amyloidosis. In addition, the Company is also conducting research programs for other neurological disorders principally Epileptic Seizures induced by Traumatic Brain Injury. In the fiscal period ended June 30, 2003, the Company disposed of its intellectual property rights for Diabetes Type II (see note 5). The status of the Company's principal product candidates are as follows:

     ==============================================================================================================
     Disease indication                               Product candidates                  Stage of development
     --------------------------------------------------------------------------------------------------------------
     Amyloid A (AA) Amyloidosis                           Fibrillex(TM)       Phase II/III clinical trial completed
     Alzheimer's Disease                                   Alzhemed(TM)                    Phase III clinical trial
     Hemorrhagic Stroke due to CAA                         Cerebril(TM)                     Phase II clinical trial
     Epileptic Seizures induced by
       Traumatic Brain Injury                     Lead compound NC-1461                        Pre-clinical testing

    ===============================================================================================================


     Neurochem is considered to be in the development stage, with a significant emphasis on clinical trials for three of its product candidates. Since inception, substantially all of the Company's research and development expenditures, capital expenditures, including costs incurred to secure patents, and all revenues from milestone payments and research contracts, relate to the Company's core technology platform.


2.   SIGNIFICANT ACCOUNTING POLICIES:

     The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). A reconciliation of the net loss and shareholders' equity to US GAAP is presented in note 20.

     (a) Principles of consolidation:

         The consolidated financial statements include the accounts of Neurochem Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated on consolidation.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (b) Cash and cash equivalents:

         The Company considers all investments with maturities of three months or less at inception, that are highly liquid and readily convertible into cash, to be cash equivalents.

     (c) Marketable securities:

         Marketable securities are investments with maturities greater than three months and less than a year, and consist principally of commercial paper. Interest bearing financial assets are intended to be held to maturity and are carried at amortized cost. Interest is recognized on an effective yield basis. These investments are written down to their estimated fair market value when this amount is less than amortized cost, unless the Company has reason to believe it will be able to recover the carrying amount. Estimated fair market value is based on quoted market prices.

     (d) Long-term investment:

         The long-term investment is recorded at cost. When, in the opinion of management, a permanent decline in value has occurred, the investment is written down to its estimated realizable value. In determining the estimated realizable value, management relies on its judgment and knowledge of the investment and of general business and economic conditions that prevail and are expected to prevail. These estimates are limited due to the uncertainty of predictions concerning future events.

     (e) Property and equipment:

         Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization are provided at the following annual rates:

         ==========================================================================================================
         Asset                                                                      Basis          Rate/period
         ----------------------------------------------------------------------------------------------------------
         Building                                                           Straight-line             20 years
         Research equipment                                             Declining balance                  20%
         Office equipment                                               Declining balance                  20%
         Computer hardware                                              Declining balance                  30%
         Computer software                                                  Straight-line                 100%
         Equipment under capital leases                                 Declining balance               20-30%
         Leasehold improvements                                             Straight-line        Over the term
                                                                                                  of the lease

         ==========================================================================================================

     (f) Patents:

         The capitalized amount with respect to patents relates to direct costs incurred in connection with securing the patents. Patents are stated at cost and are amortized using the straight-line method over the remaining life of the patent.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (g) Impairment and disposal of long-lived assets:

         Long-lived assets, including property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

     (h) Revenue recognition:

         Revenue from collaboration agreement that includes multiple elements is considered to be a revenue arrangement with multiple deliverables. Under this type of arrangement, the identification of separate units of accounting is required and revenue is allocated among the separate units based on their relative fair values. Payments received under the collaboration agreement may include upfront payments, regulatory and sales-based milestone payments for specific achievements as well as distribution fees. Upfront and regulatory milestone payments, which require the Company's ongoing involvement, are deferred and amortized into income on a straight-line basis over the estimated period of service. Sales-based milestone payments, for which the Company has no future involvement or obligations to perform related to that specified element of the arrangement, are recognized into income upon the achievement of the specified milestones. Distribution fees are recognized when the amount is determinable and collection is reasonably assured.

         License fees are recorded when conditions and events under the license agreement have been met or occurred, and collectibility is reasonably assured.

         Interest income is recognized as earned.

     (i) Research and development:

         Research expenditures are expensed as incurred and include a reasonable allocation of overhead expenses. Development expenditures are deferred when they meet the criteria for capitalization in accordance with Canadian GAAP, and the future benefits could be regarded as being reasonably certain. At December 31, 2004 and 2003, no development costs were deferred.

     (j) Government assistance:

         Government assistance, consisting of grants and research tax credits, is recorded as a reduction of the related expense or the cost of the asset acquired. Grants are recorded when there is reasonable assurance that the Company has complied with the terms and conditions of the approved grant program. Research tax credits are recorded when there is reasonable assurance of their recovery.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (k) Foreign exchange:

         Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Non-monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the transaction date. Income and expenses denominated in foreign currencies are translated at exchange rates in effect at the transaction date. Translation gains and losses are included in income.

         The Company's foreign subsidiaries are considered to be integrated foreign operations and their accounts have been translated using the temporal method with translation gains and losses included in the consolidated statements of operations.

     (l) Translation of convenience:

         The Company's functional currency is the Canadian dollar. The Company has also presented the consolidated financial statements as at and for the period ended December 31, 2004 in US dollars, using the convenience translation method whereby all Canadian dollar amounts were converted into US dollars at the noon exchange rate quoted by the Bank of Canada as at December 31, 2004, which was $0.8308 US dollar per Canadian dollar. The information in US dollars is presented only for the convenience of some readers and thus has limited usefulness. This translation should not be viewed as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or would have been converted into US dollars at the rate indicated.

     (m) Income taxes:

         Income taxes are provided for using the liability method. Under this method, differences between the financial reporting bases and the income tax bases of the Company's assets and liabilities are recorded using the substantively enacted tax rates anticipated to be in effect when the tax differences are expected to reverse. A valuation allowance is recorded against any future tax asset, if it is more likely than not that the asset will not be realized.

     (n) Guarantees:

         In the normal course of business, the Company enters into various agreements that may contain features that meet the definition of a guarantee. A guarantee is defined to be a contract (including an indemnity) that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable that is related to an asset, a liability or an equity security of the guaranteed party, (ii) failure or another party to perform under an obligating agreement, or (iii) failure of another party to pay its indebtedness when due.

         A liability is recorded when the Company considers probable that a payment relating to a guarantee has to be made to the other party of the contract or agreement.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (o) Costs associated with lease exit activities:

         Costs associated with lease obligations for leased premises that are no longer being used by the Company are recognized and measured at fair value as of the cease-use date. The face value of the liability at the cease-use date is determined based on the remaining lease rentals, reduced by estimated sublease rentals that could reasonably be obtained for the property, measured using the credit-adjusted risk-free rate.

     (p) Earnings per share:

         Basic earnings per share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed in a manner consistent with basic earnings per share, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding options and warrants were exercised, and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

     (q) Use of estimates:

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates include estimating the useful lives of long-lived assets, including property and equipment and patent costs, estimating accruals for clinical trial expenses and lease exit costs, estimating the timing of regulatory approvals for revenue recognition purposes, as well as assessing the recoverability of research tax credits and future tax assets. The reported amounts and note disclosures are determined to reflect the most probable set of economic conditions and planned course of actions. Actual results could differ from these estimates.


3.   CHANGE IN ACCOUNTING POLICY:

     Stock-based compensation:

     Effective January 1, 2004, the Company adopted the recommendations of the CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments. The new recommendations require entities to account for employee stock options using the fair value based method, whereby compensation cost is measured at fair value at the date of grant and is expensed over the award's vesting period. In accordance with one of the transitional options permitted under amended Section 3870, the Company has retroactively applied the fair value based method to all employee stock options granted on or after July 1, 2002 without restatement of prior periods. The cumulative effect of the change in accounting policy of $2,162 has been recorded as an increase in the opening deficit and additional paid-in capital at January 1, 2004.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

3.   CHANGE IN ACCOUNTING POLICY (CONTINUED):

     Stock-based compensation (continued):

     Prior to January 1, 2004, the Company applied the fair value based method of accounting prescribed by the CICA to stock-based payments to non-employees, employee awards that were direct awards of stock or called for settlement in cash or other assets, and to employee stock appreciation rights; the Company applied the settlement method of accounting to employee stock options. Under the settlement method, any consideration paid by employees on the exercise of stock options or purchase of stock was credited to share capital and no compensation expense was recognized.


4.   COLLABORATION AGREEMENT:

     In December 2004, the Company concluded an exclusive collaboration agreement with Centocor, Inc. ("Centocor") for Fibrillex(TM), the Company's most advanced product candidate designed to treat Amyloid A (AA) Amyloidosis. Under this agreement, Neurochem granted to Centocor, a wholly-owned subsidiary of Johnson & Johnson, Inc., worldwide exclusive distribution rights for Fibrillex(TM), with the exception of Canada, Switzerland, China, Japan, Taiwan and South Korea for which the distribution rights remain with Neurochem. The agreement includes up-front, regulatory and sales-based milestone payments valued up to $65 million (US$54 million) as well as tiered distribution fees which will be based upon annual sales of Fibrillex(TM) in the applicable territories over the life of the agreement. Neurochem will be responsible for the product approval activities in the United States and in Europe as well as for global manufacturing activities. Centocor will manage the marketing and sales of Fibrillex(TM) in the applicable territories.

     At December 31, 2004, the Company recorded a receivable for the upfront payment due from Centocor upon signing of the agreement in the amount of $14,443 (US$12,000). One half of the upfront payment to be received by the Company is potentially refundable in specified circumstances. All of the deferred revenue at December 31, 2004 relates to amounts to be received under this agreement.

     The Company recognized $132 of revenue under the agreement in 2004, representing the amortization of the non-refundable upfront payment for the period from signing the agreement, December 21, 2004, over the remaining estimated period to obtaining the regulatory approvals of the product.


5.   LONG-TERM INVESTMENT:

     In May 2003, the Company entered into the following transactions with respect to its Diabetes Type II pre-clinical program:

     (i) the Company disposed of its intellectual property rights relating to the pre-clinical diabetes program, including an exclusive perpetual, royalty-free, worldwide license to Innodia Inc. ("Innodia"), a privately held Canadian biopharmaceutical company. The carrying value of these rights, which amounted to $346, was exchanged for 1,904,464 Innodia common shares having a fair market value of $5,400. The fair market value of the Innodia common shares was determined based on the pricing of a $7,000 private placement financing completed by Innodia concurrently with this transaction.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

5.   LONG-TERM INVESTMENT (CONTINUED):

     In May 2003, the Company entered into the following transactions with respect to its Diabetes Type II pre-clinical program (continued):

     (i)  (continued):

          Since the Company transferred its ownership of a controlled productive asset to Innodia in exchange for a non-controlling equity interest of 31% in Innodia, the Company accounted for this transaction as a partial sale and recognized a gain on the transaction only to the extent of the interest of the other shareholders in Innodia. Accordingly, the gain on sale of intellectual property rights of $3,484, included in the June 30, 2003 statement of operations, represents approximately 69% of the total gain of $5,054 on the transaction;

     (ii) the Company subscribed for 176,339 Class A1 preferred shares of Innodia as part of a private placement for a cash consideration of $500, plus related costs of $91.

     In June 2003, the Company transferred its interest in Innodia to a holding company which is controlled indirectly by a shareholder. As consideration for this transfer, Neurochem received 176,339 non-voting Class A1 participating preferred shares, 1,904,464 non-voting, participating Class A common shares and 352,537 voting, non-participating Class V preferred shares of the holding company. The Class A1 preferred shares are convertible into common shares on a one-for-one basis at any time at the option of the holder and automatically convertible under specified circumstances. At December 31, 2004 and 2003, the Company's long-term investment represents voting rights of approximately 12% and equity ownership of approximately 70% in the holding company.

     Effective January 1, 2005, the Company will adopt the new recommendations of the CICA relating to the consolidation of variable interest entities ("VIE"). The standard requires the Company to identify VIEs in which it has an interest, determine whether it is a primary beneficiary of such entities and, if so, to consolidate the VIE. The Company has determined that its long-term investment in Innodia holding company meets the criteria for being a VIE and that the Company is the primary beneficiary. Accordingly, the Company will consolidate this investment as of January 1, 2005. The cumulative effect of the change in policy of $2,501 will be recorded as an increase to the opening deficit at January 1, 2005.

6.   PROPERTY AND EQUIPMENT:


     =========================================================================================================
                                                                                                  December 31,
                                                                                                          2004
     ---------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation             Net book
                                                            Cost         and amortization                value
     ---------------------------------------------------------------------------------------------------------
     Land                                          $       1,646            $         --         $       1,646
     Building                                              9,486                      307                9,179
     Research equipment                                    5,641                    1,901                3,740
     Computer hardware and software                        2,606                    1,582                1,024
     Office equipment                                        772                      239                  533
     Equipment under capital leases                        1,198                      630                  568

     ---------------------------------------------------------------------------------------------------------
                                                   $      21,349            $       4,659        $      16,690
     =========================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

6.   PROPERTY AND EQUIPMENT (CONTINUED):


     =========================================================================================================
                                                                                                  December 31,
                                                                                                          2003
     ---------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation             Net book
                                                            Cost         and amortization                value
     ---------------------------------------------------------------------------------------------------------
     Research equipment                            $       2,900            $       1,383        $       1,517
     Computer hardware and software                        1,820                      964                  856
     Office equipment                                        654                      229                  425
     Equipment under capital leases                        1,198                      503                  695
     Leasehold improvements                                1,559                      513                1,046

     ---------------------------------------------------------------------------------------------------------
                                                   $       8,131            $       3,592        $       4,539
     =========================================================================================================

     Included in "depreciation of property and equipment" in the consolidated statements of operations is depreciation of equipment under capital leases of $127 (December 31, 2003 - $74; June 30, 2003 - $251).

     In May 2004, the Company purchased property and equipment for a total cash consideration of $10,500, plus $713 of acquisition-related costs. Assets acquired, including acquisition costs, consisted of land in the amount of $1,646, buildings in the amount of $9,476 and equipment of $91. As part of the purchase, the Company acquired a previously negotiated in-place operating lease that had a nominal value. The tenant is a company in which a shareholder has an equity interest. This lease expires in April 2005.

     All of the operations of the Company were moved into newly-acquired premises on May 8, 2004. See notes 12 and 13.


7.   PATENTS:

     =========================================================================================================
                                                                                     2004                 2003
     ---------------------------------------------------------------------------------------------------------
     Cost                                                                   $       5,088        $       3,391
     Accumulated amortization                                                         695                  449

     ---------------------------------------------------------------------------------------------------------
                                                                            $       4,393        $       2,942
     =========================================================================================================

     The remaining weighted average amortization period of patent costs at December 31, 2004 is 15.4 years (December 31, 2003 - 15.6 years; June 30, 2003 - 15.4 years). The estimated amortization expense for each of the next five years is approximately $340 per annum or $1,700 in the aggregate.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   OBLIGATIONS UNDER CAPITAL LEASES:

     Minimum lease payments under capital leases expiring in November 2005 are as follows:

     =========================================================================================================
                                                                                     2004                 2003
     ---------------------------------------------------------------------------------------------------------
     2004                                                                   $         --         $         470
     2005                                                                             431                  431
     ---------------------------------------------------------------------------------------------------------
                                                                                      431                  901

     Less amount representing interest at a rate of 6.88%                              15                   60
     ---------------------------------------------------------------------------------------------------------
                                                                                      416                  841

     Less current portion                                                             416                  425

     ---------------------------------------------------------------------------------------------------------
                                                                            $         --         $         416
     =========================================================================================================

     Interest expense related to obligations under capital leases for the year ended December 31, 2004 was $45 (six-month period ended December 31,
     2003 - $33; year ended June 30, 2003 - $92) and is included in "interest and bank charges" in the consolidated statements of operations.


9.   LONG-TERM DEBT:

     In July 2004, the Company entered into a revolving decreasing term credit agreement in the amount of $10,500 in order to finance the newly-acquired premises (see note 6). The financing may be drawn in the form of either advances or discounted bankers' acceptances. Advances bear interest at the bank's prime rate plus 0.25%, and the bankers' acceptances bear interest at bankers' acceptances rate plus stamping fees of 1.25%. Since the Company has a contractual right, exercisable at its sole discretion, to continue to roll over the short-term obligations for a period extending for more than a year from the balance sheet date, the debt has been classified as long-term, except for the annual reductions in the authorized credit. Under the terms of the agreement, the maximum authorized credit is reduced by $175 per quarter. The agreement requires certain ratios and covenants to be respected. As at December 31, 2004, the Company was in compliance with these ratios and covenants. The loan is guaranteed by a first ranking hypothec on the universality of the Company's movable and immovable property. The agreement is for a term of five years and expires on June 30, 2009.

     As of December 31, 2004, the credit was drawn in the form of discounted bankers' acceptances bearing interest at 2.59%, plus stamping fees. Principal repayments for the next five years are as follows:

    ==========================================================================================================

     2005                                                                                        $         686
     2006                                                                                                  700
     2007                                                                                                  700
     2008                                                                                                  700
     2009                                                                                                7,350

    ----------------------------------------------------------------------------------------------------------
                                                                                                 $      10,136
    ==========================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

9.   LONG-TERM DEBT (CONTINUED):

     Interest on long-term debt including stamping fees amounted to $174 for the year ended December 31, 2004 (nil in 2003).


10.  SHARE CAPITAL:

     (a) The authorized share capital of the Company consists of:

         o    an unlimited number of voting common shares

         o an unlimited number of non-voting preferred shares, issuable in one or more series

     (b) Issued and outstanding:

         The issued and outstanding share capital consists of:

         ======================================================================================================
                                                                                     2004                 2003
         ------------------------------------------------------------------------------------------------------
         30,320,419 common shares (December 31, 2003 -
           29,775,127 common shares)                                        $     175,855        $     173,930

         ======================================================================================================


         Changes in the issued and outstanding common shares for the year ended June 30, 2003, the six-month period ended December 31, 2003 and the year ended December 31, 2004 were as follows:

         ======================================================================================================
                                                                                    Number              Dollars
         ------------------------------------------------------------------------------------------------------
         Balance, June 30, 2002                                                18,028,344          $    69,501

         Issued for cash from private placement (i)                             4,000,000               15,148
         Exercise of warrants                                                     836,644                1,904
         Exercise of stock options                                                618,036                  929

         ------------------------------------------------------------------------------------------------------
         Balance, June 30, 2003                                                23,483,024               87,482

         Issued for cash from public offering (ii)                              5,750,000               84,956
         Exercise of warrants                                                     106,785                  192
         Exercise of stock options                                                435,318                1,300

         ------------------------------------------------------------------------------------------------------
         Balance, December 31, 2003                                            29,775,127              173,930

         Exercise of stock options:
              For cash                                                            545,292                1,490
              Ascribed value from additional paid-in capital                          --                   435

         ------------------------------------------------------------------------------------------------------
         Balance, December 31, 2004                                            30,320,419          $   175,855
         ======================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

10.  SHARE CAPITAL (CONTINUED):

     (b) Issued and outstanding (continued):

         June 30, 2003:

         (i) On July 25, 2002 and February 18, 2003, the Company completed equity financing agreements with Picchio Pharma Inc. In July 2002, the Company issued 2.8 million units at a cost of $2.50 per unit, and received aggregate proceeds of $7,000. The units were comprised of one common share and one warrant exercisable any time within a three-year period at the exercise price of $3.13. The warrants expire on July 25, 2005.

              In February 2003, the Company issued 1.2 million units at a cost of $6.79 per unit and received aggregate proceeds of $8,148. The units were comprised of one common share and one warrant exercisable any time within a three-year period at an exercise price of $7.81. The warrants expire on February 18, 2006.

              Share issue costs related to these transactions were charged to the deficit.

         December 31, 2003:

         (ii) In September 2003, the Company completed a public offering for the issuance and sale of 5.75 million common shares at a price of $14.77 (US$10.87) per share. The total proceeds of the offering to the Company was $84,956. Total share issue expenses of $6,813 were charged to the deficit.

     (c) Stock option plan:

         Under its stock option plan, the Company may grant options to purchase common shares to employees, directors, officers, consultants and members of the Scientific and Clinical Advisory Boards of the Company. The terms, number of common shares covered by each option, as well as the permitted frequency of the exercise of such options are determined by the Board of Directors. In general, options vest over periods of up to five years. In the period ended December 31, 2003, the shareholders approved an increase of 1,241,794 in the number of common shares reserved for issuance under the plan, from 3,196,973 common shares to 4,438,767 common shares. The maximum number of common shares which may be optioned in favor of any single individual shall not exceed 5% of the issued and outstanding common shares of the Company. The option price per share will, in no circumstances, be lower than the fair market value of the common shares at the date of the grant of the option, less any discount permitted by any regulatory authority. In no event may the term of any option exceed ten years from the date of the grant of the option.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

10.  SHARE CAPITAL (CONTINUED):

     (c) Stock option plan (continued):

         Changes in outstanding options issued under the stock option plan for the year ended June 30, 2003, the six-month period ended December 31, 2003 and the year ended December 31, 2004 were as follows:

         ======================================================================================================
                                                                                                      Weighted
                                                                                                       average
                                                                                   Number       exercise price
         ------------------------------------------------------------------------------------------------------
         Options outstanding, June 30, 2002                                     1,963,500        $        2.32

         Granted                                                                  909,000                 7.22

         Exercised                                                               (577,036)                1.59

         Cancelled or expired                                                      (3,620)                3.25

         ------------------------------------------------------------------------------------------------------
         Options outstanding, June 30, 2003                                     2,291,844                 4.48

         Granted                                                                  342,000                21.70

         Exercised                                                               (335,318)                2.87

         ------------------------------------------------------------------------------------------------------
         Options outstanding, December 31, 2003                                 2,298,526                 7.23

         Granted                                                                  797,000                25.65

         Exercised                                                               (545,292)                2.73

         Cancelled or expired                                                    (186,450)                6.90

         ------------------------------------------------------------------------------------------------------
         Options outstanding, December 31, 2004                                 2,363,784        $       14.51
         ======================================================================================================



         The following table summarizes information about options outstanding and exercisable at December 31, 2004:

         ===========================================================================================================
                                                                                                   Weighted average
                                                                                                          remaining
                                                               Options            Options          contractual life
         Exercise price/share                              outstanding        exercisable                   (years)
         -----------------------------------------------------------------------------------------------------------
         $ 0.36 - $ 0.65                                        25,500             25,500                  2.7
         $ 2.99 - $ 3.75                                       525,120            394,708                  6.0
         $ 5.30 - $ 6.79                                       201,264             79,889                  7.9
         $ 8.11 - $ 9.85                                       505,000            191,667                  8.1
         $17.81 - $23.35                                       494,900            143,017                  9.4
         $27.90 - $33.00                                       612,000            174,250                  9.3

         -----------------------------------------------------------------------------------------------------------
                                                             2,363,784          1,009,031                  8.1
         ===========================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

10.  SHARE CAPITAL (CONTINUED):

     (d) Other outstanding options at December 31, 2004:

         The Company had previously issued 400,000 options to purchase common shares at prices ranging from US$0.20 to US$2.50 per share which are not covered by the stock option plan. These options were all exercised prior to January 1, 2004. In the year ended December 31, 2003, 100,000 of these options were exercised for gross proceeds of $337. In the six-month period ended June 30, 2003, 41,000 of these options were exercised for gross proceeds of $12.

     (e) Outstanding warrants at December 31, 2004:

         Each warrant entitles the holder to purchase one common share. Changes in outstanding warrants issued in connection with various private placements were as follows:

         ======================================================================================================
                                                                                                      Weighted
                                                                                                       average
                                                                                   Number       exercise price
         ------------------------------------------------------------------------------------------------------
         Warrants outstanding, June 30, 2002                                      943,429        $         2.22

         Issued in connection with private placement (note 10 (b) (i))          4,000,000                  4.53

         Exercised                                                               (836,644)                 2.28

         ------------------------------------------------------------------------------------------------------
         Warrants outstanding, June 30, 2003                                    4,106,785                  4.46

         Exercised                                                               (106,785)                 1.80

         ------------------------------------------------------------------------------------------------------
         Warrants outstanding, December 31, 2003 and 2004                       4,000,000        $         4.53
         ======================================================================================================


         The following table summarizes information about outstanding warrants at December 31, 2004:

         ======================================================================================================
            Warrants                                              Exercise price                         Expiry
         ------------------------------------------------------------------------------------------------------
           2,800,000                                                    $   3.13                     July 2005
           1,200,000                                                    $   7.81                 February 2006

         ------------------------------------------------------------------------------------------------------
           4,000,000                                                    $   4.53
         ======================================================================================================

         See subsequent event note 22.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

10.  SHARE CAPITAL (CONTINUED):

     (f) Agreement to issue shares:

         On December 1, 2004, the Company entered into an agreement with its Chief Executive Officer to issue to him up to 220,000 common shares upon the execution of the agreement and upon achievement of specified performance targets. The agreement is subject to regulatory and shareholders' approval in 2005. Upon regulatory and shareholders' approval, shares will be issued and stock-based compensation will be recorded in 2005 related to this agreement.


11.  STOCK-BASED COMPENSATION:

     For the year ended December 31, 2004, the Company recorded total stock-based compensation of $4,038 related to stock options granted to employees after July 1, 2002 in accordance with the change in accounting policy detailed in note 3.

     If the fair value-based accounting method had been used to account for and measure stock-based compensation costs relating to options granted to employees after July 1, 2002 but prior to January 1, 2004, date at which the fair value method was applied to all stock-based compensation, the net loss and related loss per share figures would be as follows:

     ==============================================================================================================
                                                                              December 31,             June 30,
                                                                                      2003                 2003
     --------------------------------------------------------------------------------------------------------------
     Reported net loss                                                      $     (16,773)       $     (19,618)
     Pro forma adjustments to compensation expense                                 (1,444)                (718)

     ---------------------------------------------------------------------------------------------------------------
     Pro forma net loss                                                     $     (18,217)       $     (20,336)
     ===============================================================================================================

     Pro forma loss per share:
         Basic                                                              $      (0.68)        $      (0.93)
         Diluted                                                                   (0.68)               (0.93)
     ===============================================================================================================


     The fair value of the options granted were determined using the following method and assumptions.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes pricing model. The weighted average assumptions for the fiscal periods ended December 31, 2004 and 2003 were as follows:

     ==============================================================================================================
                                                                                      2004                2003
     ---------------------------------------------------------------------------------------------------------------
     Risk free interest rate                                                         3.82%               4.30%
     Expected volatility                                                               43%                 36%
     Expected life in years                                                             7                    7
     Expected dividend yield                                                          nil                  nil
     ===============================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

11.  STOCK-BASED COMPENSATION (CONTINUED):

     The following table summarizes the weighted average grant-date fair value per share for options granted during the fiscal periods ended December 31, 2004 and 2003:

     ===============================================================================================================
                                                                                               Weighted average
                                                                                Number of            grant-date
                                                                                  options            fair value
     ---------------------------------------------------------------------------------------------------------------
     Fiscal periods ended:
         December 31, 2004                                                        797,000        $       12.83
         December 31, 2003 (6 months)                                             342,000                 9.93
     ===============================================================================================================



     Dividend yield was excluded from the calculation, since it is the present policy of the Company to retain all earnings to finance operations and future growth.


12.  SPECIAL CHARGES:

     Special charges consist of:

     ==============================================================================================================
     Provision for lease exit obligations                                                        $         487
     Write-off of leasehold improvements and other
       property and equipment                                                                            1,189

     --------------------------------------------------------------------------------------------------------------
                                                                                                 $       1,676
     ==============================================================================================================


     The Company had previously entered into lease obligation contracts for space located in the City of Montreal, through February 28, 2011. As a result of the Company's move to new premises during the second quarter ended June 30, 2004 referred to in note 6, a liability of $896 was recognized in the second quarter for the future lease costs of the vacated premises, net of estimated sublease rentals that could reasonably be obtained for the properties. In the fourth quarter, the Company revised its estimate of the cost associated with the lease exit activities as a result of entering into a sublease agreement for its former premises. A reconciliation of the beginning and ending liability balances is presented below:

     ==============================================================================================================
     Initial provision                                                                           $         896
     Payments made                                                                                        (217)
     Accretion expense                                                                                      19
     Adjustment to record change in estimate as a result
       of sublease agreement                                                                              (409)

     --------------------------------------------------------------------------------------------------------------
     Ending provision at December 31, 2004                                                       $         289
     ==============================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

12.  SPECIAL CHARGES (CONTINUED):

     As at December 31, 2004, the remaining liability related to future lease payments was $289, of which $126 is included in long-term accrued liabilities and $163 is included in accrued liabilities.

     In addition, the Company wrote off $965 of related leasehold improvements, $211 of furniture and fixtures and $13 of lab equipment related to the vacated premises.


13.  COMMITMENTS AND CONTINGENCIES:

     (a) Operating leases:

         Minimum annual lease payments for the next five years and thereafter under operating leases relating to vacated premises are as follows:

      =============================================================================================================
         2005                                                                                    $         303
         2006                                                                                              168
         2007                                                                                              159
         2008                                                                                              152
         2009                                                                                              144
         Thereafter                                                                                        168

      -------------------------------------------------------------------------------------------------------------
                                                                                                 $       1,094
      =============================================================================================================


         In addition, the Company is also responsible for operating costs and taxes under the operating leases.

     (b) License agreements and research collaborations:

         Effective January 1, 1994, the Company entered into a number of license agreements (the "License Agreements") with Parteq Research and Development Innovations ("Parteq"), the commercialization arm and exclusive worldwide licensee of Queen's University. Pursuant to these agreements, the Company was granted the worldwide exclusive license, with the right to sublicense, to certain technologies, patents and patent applications developed and belonging to Queen's University (the "Intellectual Property") and to develop, make, have made, use, sell and have sold certain products using the Intellectual Property. While Parteq and Queen's University retain the title to the Intellectual Property, the Company, directly or through its subsidiaries, has the exclusive right to exploit the Intellectual Property. All improvement to the Intellectual Property developed or invented by the Company are owned by the Company, directly or through its subsidiaries. Pursuant to the terms of the License Agreements, the Company has agreed to pay certain fees (including milestone payments) and royalties, and to assume all expenses related to the protection of the intellectual property rights.

         Each of the License Agreements will terminate upon the later of (i) the expiry date of the last-to-expire of the licensed patents or (ii) ten years after its first sales of products that use the license, should no patent be issued.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

     (b) License agreements and research collaborations (continued):

         Under the terms of an agreement with the federal Ministry of Industry (Technology Partnerships Canada Program), the Company is committed to pay the federal government royalties equal to 7.24% of gross revenues realized from the commercialization of effective orally-administered therapeutics for the treatment of Alzheimer's Disease until June, 30, 2010. After June 30, 2010, the Company may have to continue to pay royalties until such time as the aggregate amount of royalties paid pursuant to the agreement reaches $20,540.

         The Company and its subsidiaries are party to research and license agreements under which they have obtained rights to use certain technologies to develop certain of its product candidates. These agreements impose various milestones, commercialization, sublicensing, royalty and other payment, insurance, indemnification and other obligations and are subject to certain reservations of rights.

         The Company outsources clinical trials in the normal course of business. As at December 31, 2004, the Company's future obligations with respect to these clinical trial agreements amount to $6,152.

     (c) Management services agreement:

         The payments under a management services agreement with a shareholder-affiliated entity (see note 14 (a)) are as follows:
         2005 - $2,400; 2006 - $2,400 and 2007 - $2,200.

     (d) Guarantees:

         At December 31, 2004, the Company is contingently liable for letters of guarantee granted in favor of a landlord in the amount of $450. Security deposits of $450 are pledged under the letters of guarantee. The Company has also granted a movable hypothec in the amount of $100 under a lease agreement covering the universality of movable property at a leased location.

         In December 2004, the Company obtained a new credit facility in the amount of $7,222 (US$6,000) to be used for the issuance of a letter of guarantee in connection with the collaboration agreement with Centocor referred to in note 4. At December 31, 2004, no letter of guarantee was issued under this facility.

     (e) Litigation:

         In 2002, the Company executed an agreement with Immtech International, Inc. ("Immtech") of Vernon Hills, Illinois, pursuant to which Immtech provided the Company with certain compounds for testing and granted the Company an option to license such compounds (the "CTA"). In August 2003, Immtech filed certain legal proceedings with the Federal District Court for the Southern District of New York, U.S.A., with respect to the CTA. The parties entered into settlement discussions in September 2003 and, as settlement did not occur, in January 2004, the Company brought a motion to compel arbitration under the term of the CTA. The dispute has now been submitted to an arbitral tribunal convened in accordance with the rules of the International Court of Arbitration.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

     (e) Litigation (continued):

         The Company continues to vigorously defend against the claims brought by Immtech. The arbitral proceedings are at the early stages and the outcome of this matter, or the likelihood and the amount of loss, if any, is not determinable. No provision for possible loss has been recorded by the Company in connection with this matter.


14.  RELATED PARTY TRANSACTIONS:

     (a) Under the terms of a management services agreement entered into in March 2003 and amended in December 2004 with Picchio International Inc. ("Picchio"), a company related to a shareholder, director and officer, the Company recorded a management fee of $1,080 (six-month period ended December 31, 2003 - $480; year ended June 2003 - $320). In addition, the Company paid nil in performance incentive fees for the year ended December 31, 2004 (December 31, 2003 - $250; June 30, 2003 - nil). As
         at December 31, 2004, accounts payable and accrued liabilities include $200 due to Picchio (December 31, 2003 - $20; June 30, 2003 - $13).

     (b) The Company paid Parteq Research and Development Innovations, a company related to a director, the following amounts for patent fees in the normal course of operations:

     ==============================================================================================================
         Period ended:
              December 31, 2004                                                                  $          10
              December 31, 2003                                                                             --
              June 30, 2003                                                                                 10
     ==============================================================================================================



     (c) Included in research and development are the following amounts paid to Queen's University at Kingston, under various research agreements:

     ==============================================================================================================
         Period ended:
              December 31, 2004                                                                  $          --
              December 31, 2003                                                                             --
              June 30, 2003                                                                                 10
     ==============================================================================================================


     (d) Legal fees paid to a firm in which a former director is a partner were $332 during his period of service (December 31, 2003 - $1,303; June 30, 2003 - $1,208).

     (e) The Company purchased equipment in the amount of $500 from a company in which Picchio also has an equity interest. As at December 31, 2004, the balance due to that company amounted to $414.

     These transactions are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

15.  INCOME TAXES:

     (a) Details of the components of income taxes are as follows:


     ==============================================================================================================
                                                                                 Six-month
                                                           Year ended         period ended           Year ended
                                                         December 31,         December 31,             June 30,
                                                                 2004                 2003                 2003
     --------------------------------------------------------------------------------------------------------------
         Loss before income taxes:
              Canadian operations                      $     (10,935)       $      (4,120)       $     (15,974)
              Foreign operations                             (41,464)             (12,653)              (3,644)
     --------------------------------------------------------------------------------------------------------------
                                                             (52,399)             (16,773)             (19,618)

         Basic income tax rate                                   31%                   33%                  34%

     --------------------------------------------------------------------------------------------------------------
         Computed income tax recovery                        (16,254)              (5,535)              (6,670)

         Adjustment in income taxes resulting from:
              Non-recognition of losses and other
                deductions                                     7,379                2,936                6,582
              Difference in tax rate of a foreign
                subsidiary                                     8,262                2,720                  820
              Non deductible stock option expenses             1,251                  --                   --
              Permanent differences                             (638)                (121)                (732)

     --------------------------------------------------------------------------------------------------------------
                                                       $          -         $          -         $          -
     ==============================================================================================================

     (b) Future income taxes:

         The temporary differences that give rise to future tax assets and liabilities at December 31, 2004 and 2003 are as follows:

     ==============================================================================================================
                                                                                     2004                 2003
     --------------------------------------------------------------------------------------------------------------
        Future tax assets:
              Patent costs                                                  $      10,154        $      10,012
              Unclaimed scientific research and experimental
                development expenditures for tax purposes                          10,990                7,533
              Share issue costs                                                     1,574                2,171
              Net operating losses                                                  6,653                1,874
              Long-term investment                                                    271                  271
              Other                                                                   131                   74
     --------------------------------------------------------------------------------------------------------------
                                                                                   29,773               21,935

         Less: valuation allowance                                                (28,701)             (21,272)
     --------------------------------------------------------------------------------------------------------------
                                                                                    1,072                  663

         Future tax liabilities:
              Property and equipment                                               (1,072)                (663)

     --------------------------------------------------------------------------------------------------------------
         Net future tax assets                                              $          -         $          -
     ==============================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

15.  INCOME TAXES (CONTINUED):

     (b) Future income taxes (continued):

         In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income and/or tax planning strategies. Since the Company is a development stage enterprise, the generation of future taxable income is dependent on the successful commercialization of its products and technologies.

     (c) The Company has the following unclaimed deductions available to reduce future taxable income in Canada:

===================================================================================================================
                                                                                  Federal               Quebec
-------------------------------------------------------------------------------------------------------------------

         Research expenditure pool (no expiry)                              $      43,019       $       15,338
===================================================================================================================

         The Company also has approximately $9,514 in federal research investment tax credits that can be used to reduce future federal taxes payable and which expire as follows:

===================================================================================================================

         2011                                                                                    $         637
         2012                                                                                            2,251
         2013                                                                                            1,799
         2014                                                                                            4,827

-------------------------------------------------------------------------------------------------------------------
                                                                                                 $       9,514
===================================================================================================================


16.  EARNINGS PER SHARE:

     The reconciliation between basic and diluted earnings per share is as follows:

===================================================================================================================
                                                                                       Six-month
                                                                Year ended          period ended        Year ended
                                                              December 31,          December 31,          June 30,
                                                                      2004                  2003              2003
-------------------------------------------------------------------------------------------------------------------

     Basic weighted average
       number of common shares
       outstanding                                              30,156,194            26,813,836        21,770,541
===================================================================================================================

     Basic net loss per share                                $       (1.74)        $       (0.63)    $       (0.90)
===================================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

16.  EARNINGS PER SHARE (CONTINUED):

====================================================================================================================
                                                                                Six-month
                                                          Year ended         period ended           Year ended
                                                        December 31,         December 31,             June 30,
                                                                2004                 2003                 2003
-------------------------------------------------------------------------------------------------------------------
     Diluted:
       Basic weighted average
         number of common shares
         outstanding                                      30,156,194           26,813,836           21,770,541
       Plus impact of stock options
         and warrants (1)                                  4,389,005            4,476,940            2,858,010

-------------------------------------------------------------------------------------------------------------------
     Diluted common shares                                34,545,199           31,290,776           24,628,551
===================================================================================================================

     Diluted net loss per share (1)                    $       (1.74)       $       (0.63)       $       (0.90)
===================================================================================================================


     (1) The impact of stock options and warrants is anti-dilutive because the Company incurred losses in 2004 and 2003. All outstanding options and warrants included in this computation could potentially be dilutive in the future. At December 31, 2004, 903,500 options were not considered in the computation of the diluted weighted average number of shares outstanding, since the exercise price of these options was higher than the average market price.


17.  STATEMENTS OF CASH FLOWS - SUPPLEMENTARY DISCLOSURE:

     (a) Cash and cash equivalents:

         Cash and cash equivalents consist of cash balances with banks and short-term investments:

===================================================================================================================
                                                                                     2004                 2003
-------------------------------------------------------------------------------------------------------------------
         Cash balances with banks                                           $       1,215        $       1,079
         Short-term investments (yielding interest between
           2.51% to 2.56% (December 31, 2003:  1.06% to 2.75%))                     5,992               13,790

-------------------------------------------------------------------------------------------------------------------
                                                                            $       7,207        $      14,869
===================================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

17.  STATEMENTS OF CASH FLOWS - SUPPLEMENTARY DISCLOSURE (CONTINUED):

     (b) Interest and income taxes:

===================================================================================================================
                                                                                Six-month
                                                          Year ended         period ended           Year ended
                                                        December 31,         December 31,             June 30,
                                                                2004                 2003                 2003
-------------------------------------------------------------------------------------------------------------------

         Cash paid in the year for:
              Interest                                 $         151        $          35        $          92
              Income taxes                                       --                   --                   --
===================================================================================================================

     (c) Non-cash transactions:

===================================================================================================================
                                                                                Six-month
                                                          Year ended         period ended           Year ended
                                                        December 31,         December 31,             June 30,
                                                                2004                 2003                 2003
-------------------------------------------------------------------------------------------------------------------
         Disposal of intellectual property
           to Innodia in exchange
           for an equity interest (note 5)             $         --         $         --         $       3,830

         Additions to property and equipment
           and patent costs included in
           accounts payable and accrued
           liabilities at year-end                               916                  406                  590
===================================================================================================================


18.  SEGMENT DISCLOSURES:

     (a) Business segment:

         The Company operates in one business segment, namely the development and commercialization of innovative therapeutics for neurological disorders. The Company's operations are conducted principally in Canada and Europe.

     (b) Property and equipment and intangible assets (patent costs) by geographic area are as follows:

===================================================================================================================
                                                                                     2004                 2003
-------------------------------------------------------------------------------------------------------------------
         Canada                                                             $      16,745        $       4,599
         Europe                                                                     4,338                2,882

-------------------------------------------------------------------------------------------------------------------
                                                                            $      21,083        $       7,481
===================================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

18.  SEGMENT DISCLOSURES (CONTINUED):

     (c) Major customers:

         All revenues recognized in 2004 and the amount receivable at December 31, 2004 were derived from one customer under the collaboration agreement referred to in note 4.


19.  FINANCIAL INSTRUMENTS:

     (a) Fair value disclosure:

         Fair value estimates are made as of a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.

         The Company has determined that the carrying value of its short-term financial assets and liabilities, including cash and cash equivalents, the amount receivable under collaboration agreement, sales taxes and other receivables, research tax credits receivable as well as accounts payable and accrued liabilities, approximates their fair value because of the relatively short periods to maturity of these instruments.

         Marketable securities are comprised of fixed income instruments with a high credit rating (not less than R1 mid rating). As at December 31, 2004, the weighted average effective interest rate of the marketable securities is approximately 2.15% (December 31, 2003 - 1.71%). The fair market value of the marketable securities amounts to $21,964 as at December 31, 2004 ($62,726 as at December 31, 2003).

         The fair value of the long-term debt approximates the carrying value because interest is based on market-related variable rates. The fair values of obligations under capital leases, calculated at the present value of future contractual payments of principal and interest, discounted at the current market rates of interest available to the Company for debt instruments with similar terms and maturity, and the long-term accrued liabilities also approximate their carrying values.

     (b) Credit risk:

         Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures from resulting in actual loss.

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of marketable securities and amount receivable under collaboration agreement. The Company has investment policies that ensure the safety and preservation of principal, that ensure the Company's liquidity needs are met and that optimize yields. Authorized investments include bankers' acceptances, bearer deposit notes, corporate and government bonds, certificates of deposit, commercial paper and treasury bills, and shall not exceed 10% per issuer. All of the amount receivable under collaboration agreement is due from one customer.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

19.  FINANCIAL INSTRUMENTS (CONTINUED):

     (c) Foreign currency risk management:

         A substantial portion of the Company's revenues, as well as expenses, are denominated in US dollars. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to the US dollar. The Company does not use derivative financial instruments to reduce its foreign exchange exposure. Fluctuations in foreign exchange rates could cause unanticipated fluctuations in the Company's operating results.

     (d) Interest rate risk:

         The Company's exposure to interest rate risk is as follows:

========================================================================================
         Cash and cash equivalents                        Short-term fixed interest rate
         Marketable securities                            Short-term fixed interest rate
         Obligations under capital leases                            Fixed interest rate
         Long-term debt                       Short-term fixed or variable interest rate

========================================================================================

20.  CANADIAN/US REPORTING DIFFERENCES:

     (a) Consolidated statements of operations:

         The reconciliation of earnings reported in accordance with Canadian GAAP with US GAAP is as follows:

===================================================================================================================
                                                                  Six-month                         Cumulative
                                             Year ended        period ended        Year ended            since
                                           December 31,        December 31,          June 30,     inception of
                                                   2004                2003              2003       operations
-------------------------------------------------------------------------------------------------------------------

         Net loss in accordance with
           Canadian GAAP                    $   (52,399)        $   (16,773)      $   (19,618)     $  (127,237)

         Adjustment for:
              Stock-based compensation (1):
                - Canadian GAAP                   4,038                 --                --             4,038
                - US GAAP                            (8)                 (8)              (83)          (1,983)
              Long-term investment (2)           (1,730)               (771)              --            (2,501)

-------------------------------------------------------------------------------------------------------------------
         Net loss in accordance with
           US GAAP                          $   (50,099)        $   (17,552)      $   (19,701)     $  (127,683)
===================================================================================================================

         Loss per share under US GAAP:
              Basic and diluted             $     (1.66)        $     (0.65)      $    (0.90)
==================================================================================================


         The weighted average number of common shares outstanding for purposes of determining basic and diluted loss per share is the same amount as the one used for Canadian GAAP purposes.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

20.  CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b) Consolidated balance sheets:

         A reconciliation of balance sheet items in accordance with Canadian GAAP with US GAAP is as follows:

         (i)  Share capital:

===================================================================================================================
                                                                                           December 31,
                                                                             --------------------------------------
                                                                                     2004                 2003
-------------------------------------------------------------------------------------------------------------------

              Share capital, Canadian GAAP                                    $   175,855          $   173,930

              Adjustment for:
                  Stock-based compensation (1)                                       (435)                 --
                  Share issue costs (3)                                           (11,527)             (11,527)

-------------------------------------------------------------------------------------------------------------------
              Share capital, US GAAP                                          $   163,893          $   162,403
===================================================================================================================


         (ii) Additional paid-in capital:

===================================================================================================================
                                                                                           December 31,
                                                                             --------------------------------------
                                                                                     2004                 2003
-------------------------------------------------------------------------------------------------------------------

              Additional paid-in capital, Canadian GAAP                       $     5,765          $       --

              Adjustment for:
                  Stock-based compensation (1):
                      Canadian GAAP - current reversed                             (5,765)                 --
                      US GAAP - current                                                 8                    8
                      Cumulative effect of prior years                              1,701                1,693

-------------------------------------------------------------------------------------------------------------------
              Additional paid-in capital, US GAAP                             $     1,709          $     1,701
===================================================================================================================

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

20.  CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b) Consolidated balance sheets (continued):

         (iii)    Deficit:

===================================================================================================================
                                                                                           December 31,
                                                                              -------------------------------------
                                                                                     2004                 2003
-------------------------------------------------------------------------------------------------------------------

              Deficit, Canadian GAAP                                          $  (140,926)         $   (86,365)

              Adjustment for:
                  Stock-based compensation (1):
                      Canadian GAAP - cumulative effect of prior years reversed     2,162                  --
                      Canadian GAAP - current year reversed                         4,038                  --
                      US GAAP - current year                                           (8)                  (8)
                      Cumulative effect of prior years                             (1,701)              (1,693)
-------------------------------------------------------------------------------------------------------------------
                                                                                    4,491               (1,701)

                  Long-term investment (2)                                         (2,501)                (771)

                  Share issue expenses (3)                                         11,527               11,527

-------------------------------------------------------------------------------------------------------------------
              Deficit, US GAAP                                                $  (127,409)         $   (77,310)
===================================================================================================================


              (1) Stock-based compensation:

                  Employees

                  For US GAAP purposes, the Company has elected to follow the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for stock options granted to employees and directors. Under the intrinsic value method, compensation cost is recognized for the difference, if any, between the quoted market price of the stock as at the grant date and the amount the individual must pay to acquire the stock. The Company recorded a compensation expense of $8 (December 31, 2003 - $8; June 30, 2003 - $83) in respect of options granted to employees prior to the Company's initial public offering at prices other than the quoted market price at date of grant.

                  For Canadian GAAP purposes, the Company adopted the fair value method of accounting for stock options granted to employees effective January 1, 2004 (see note 3).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Year ended December 31, 2004, six-month period ended December 31, 2003, year ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2004
(in thousands of Canadian dollars, except per share data)

================================================================================

20.  CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b) Consolidated balance sheets (continued):

         (iii) Deficit (continued):

               (2) Long-term investment:

                   For US GAAP purposes, the Company's long-term investment would be considered a variable interest entity (VIE) as defined in FIN46R, Consolidation of Variable Interest Entities. An enterprise consolidates a VIE if that enterprise has a variable interest that will absorb a majority of the VIE's expected losses if they occur, receive a majority of the VIE's expected returns if they occur, or both. The Company's long-term investment represents a holding, the sole purpose of which is to hold the investment in Innodia Inc. The maximum amount at risk for the Company is the Company's carrying value of the investment. For Canadian GAAP, similar guidance has been issued, but is only effective for fiscal years beginning on or after November 1, 2004.

               (3) Share issue costs:

                   For US GAAP purposes, share issue costs are recorded as a reduction of the proceeds raised from the issuance of share capital. For Canadian GAAP purposes, share issue costs were charged to the deficit.


21.  COMPARATIVE FIGURES:

     Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.


22.  SUBSEQUENT EVENT:

     On February 14, 2005, a corporate shareholder confirmed its commitment to exercise 2,800,000 warrants to purchase common shares due to expire on July 25, 2005. Total proceeds to the Company from this exercise will be $8,764.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in the following Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations of Neurochem Inc. and subsidiaries ("Neurochem" or "the Company"), other than statements of fact that are independently verifiable at the date hereof, may be forward-looking statements regarding the industry in which Neurochem operates, Neurochem's expectations as to its future performance, liquidity and capital resources. Such statements, based as they are on the current expectations of management, inherently involve numerous risks and uncertainties, known and unknown, including but not limited to those set forth in the "Risks and Uncertainties" section. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements.

In 2003, the Company changed its fiscal year-end to December 31 from June 30 to be consistent with most companies in its industry. The following analysis explains the material variations in the audited consolidated statements of operations, financial position and cashflows of Neurochem for the year ended December 31, 2004, compared to the unaudited twelve-month period ended December 31, 2003. The Company has also explained the variations between the six-month period ended December 31, 2003, and the unaudited six-month period ended December 31, 2002.

This analysis should be read in conjunction with the audited consolidated financial statements of Neurochem and related notes, included herein, which have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). A reconciliation to US GAAP of earnings and balance sheet items is presented in note 20 of the audited consolidated financial statements. Unless otherwise indicated, amounts are presented in Canadian dollars.

OVERVIEW

Neurochem is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders. The Company's pipeline of proprietary, disease-modifying, oral products addresses critical, unmet medical needs. The Company currently has three programs in clinical trials: Fibrillex(TM), Alzhemed(TM) and Cerebril(TM).

In December 2004, the Company concluded an exclusive collaboration and distribution agreement with Centocor, Inc. ("Centocor") for Fibrillex(TM) (1,3-propanedisulfonate), the Company's most advanced product candidate designed to treat Amyloid A (AA) Amyloidosis. Under this agreement, Neurochem (International) Limited, a wholly-owned subsidiary of Neurochem Inc, granted to Centocor, a wholly-owned subsidiary of Johnson & Johnson, Inc., worldwide exclusive distribution rights for Fibrillex(TM), with the exception of Canada, Switzerland, China, Japan, Taiwan and South Korea, for which the distribution rights remain with Neurochem. The agreement includes up-front, regulatory and sales-based milestone payments valued up to US$54 million, as well as tiered distribution fees which will be based upon net annual sales of Fibrillex(TM) in the applicable territories over the life of the agreement. Neurochem will be responsible for the product approval activities in the United States and in Europe, as well as for global manufacturing activities. Centocor will manage the marketing and sales of Fibrillex(TM) in the applicable territories. The Fibrillex(TM) Phase II/III clinical trial with a total of 183 patients enrolled was completed in December 2004 and the results are expected to be issued during the second quarter of 2005.

Fibrillex(TM) has been designated as an orphan drug in the US and Europe, which designation usually provides for market exclusivity of seven years and ten years, respectively, once the drug is approved. Fibrillex(TM) has also received the Fast Track Product ("FTP") designation by the U.S. Food and Drug Administration ("FDA") and was selected for the FDA Pilot 2 program by the Cardio-Renal Drug Product Division of the FDA. As a result of the FTP designation, Neurochem will submit a schedule for a rolling New Drug Application, enabling the FDA to commence review of portions of the application before the filing of the New Drug Application; under this designation, the Company is also eligible for priority review by the FDA. The FDA Pilot 2 program designation enables Fibrillex(TM) to be part of the Continuous Marketing Applications Pilot 2 program which is aimed at expediting the development and availability to the patients of investigational drugs.

Alzhemed(TM) (3-amino-1-propanesulfonic acid), designed to stop the progression of Alzheimer's Disease ("AD"), is the Company's next most advanced product candidate. The Company launched, in June 2004, a North American Phase III clinical trial to investigate the safety and efficacy of Alzhemed(TM) for the treatment of AD. The trial will include approximately 950 mild-to-moderate AD patients and will be conducted at 50 U.S. and 20 Canadian clinical centers across North America over a period of 18 months. As of December 31, 2004, over 550 patients have been screened and of these approximately 430 were randomized and are receiving study medication, either placebo or one of two doses of Alzhemed(TM). The primary endpoint of this study includes the evaluation of cognitive and functional abilities with the Alzheimer's Disease Assessment Scale, cognitive subpart ("ADAS-cog"), the Clinical Dementia Rating Scale-Sum of Boxes ("CDR-SB") and a measure of changes in brain volume by Magnetic Resonance Imaging. The Alzhemed(TM) European Phase III clinical trial is expected to be launched in 2005. Alzhemed(TM) is Neurochem's first generation product candidate for AD.

Neurochem also reported that its two-year open-label Phase II extension study for Alzhemed(TM) continued to produce promising interim results in AD patients. The 20-month data showed that the large majority of the mild AD patients responded well to treatment with Alzhemed(TM) and continued to stabilize or improve as measured by well validated cognitive and functional tests such as ADAS-cog, MMSE (Mini Mental State Exam) and CDR-SB.

Cerebril(TM) (3-amino-1-propanesulfonic acid), the Company's product candidate for the treatment of Hemorrhagic Stroke due to Cerebral Amyloid Angiopathy, completed a Phase IIa clinical trial to evaluate safety in January 2004. The Company continues to work towards the preparation of a Phase IIb trial to test the safety and efficacy of Cerebril(TM) for the prevention of the recurrence of Hemorrhagic Stroke due to Cerebral Amyloid Angiopathy.

Neurochem signed two important agreements in January 2004 related to its vaccine programs. A strategic alliance was signed with National Research Council of Canada's Institute for Biological Sciences, and more specifically Dr. Harold J. Jennings, a world leader in the development of innovative conjugated vaccines. Also, the Company entered into an in-license agreement with PRAECIS PHARMACEUTICALS INCORPORATED, a biopharmaceutical company, relating to A(Beta) amyloid peptides for use in the development of a novel synthetic vaccine to prevent and treat AD.

In May 2004, the Company acquired from Shire BioChem, Inc. (Shire BioChem) facilities located in the Parc Scientifique et de haute technologie de Laval for $10,500,000 and incurred $713,000 of acquisition related expenses. This acquisition enabled the Company to regroup corporate and scientific employees in the same location, and provided the infrastructure and support required for current and future growth. The facilities consist of buildings with approximately 160,000 square feet, 40% of which are state-of-the-art research and development space to support Neurochem's advancing R&D programs. To finance this capital expenditure, the Company entered into a revolving decreasing term credit agreement in the amount of $10,500,000. The credit agreement expires in June 2009.

In September 2003, Neurochem completed the initial public offering of its common shares in the USA and a new issue of common shares in Canada for total proceeds of $84,956,000 (US$62,502,500). The Company issued 5.75 million common shares at a price of $14.77 (US$10.87) per share and incurred share issue expenses in the amount of $6,813,000. The net proceeds from the offering are being used to fund clinical trials of the Company's lead product candidates, other research and development programs, capital expenditures, working capital and general corporate activities. Picchio Pharma Inc. ("Picchio Pharma"), a company established between a trust of which Dr. Francesco Bellini, O.C., is a beneficiary and Power Technology Investment Corporation, a subsidiary of Power Corporation of Canada, acquired 1,346,800 shares of the offering. As at December 31, 2004, Picchio Pharma is the principal shareholder of the Company with an ownership of approximately 30% on a fully diluted basis, including four million warrants expiring in 2005 and 2006.

In November 2003, Neurochem was added to the NASDAQ Biotechnology Index ("NBI"). All securities in the NBI are listed on the NASDAQ National Market and meet minimum requirements, including market value, average daily share volume and seasoning as a public company. In December 2003, the Company was also added to the S&P/TSX Composite Index, the S&P/TSX Capped Health Care Index and the Global Industry Classification Standard (GICS) Index. Inclusion in these indexes offers the benefit of additional visibility on financial markets, as well as potential increased trading volume.

In May 2003, in a strategic move aimed at focusing on core expertise, the Company completed a technology transfer pertaining to its diabetes program to Innodia Inc. ("Innodia"), a company focused exclusively on the development of therapeutic treatments for Diabetes, in exchange for an equity interest in Innodia. This strategy eliminates funding requirements associated with the diabetes program, while allowing Neurochem to share in the program's economic potential as an indirect shareholder of Innodia.

The Company places importance on obtaining and maintaining patent and trade secret protection for significant discoveries. In 2002, Neurochem executed an agreement with Immtech International, Inc. (Immtech) pursuant to which Immtech provided the Company with certain compounds for testing and granted Neurochem an option to license such compounds (the "CTA"). In August 2003, Immtech filed certain legal proceedings with the Federal District Court for the Southern District of New York, U.S.A. with respect to the CTA. The parties entered into settlement discussions in September 2003 and, as settlement did not occur, in January 2004, the Company brought a motion to compel arbitration under the terms of the CTA. The dispute has now been submitted to an arbitral tribunal convened in accordance with the rules of the International Court of Arbitration. The Company continues to vigorously defend against the claims brought by Immtech. The arbitral proceedings are in the early stages and the outcome of this matter, or the likelihood and the amount of loss, if any, is not determinable. No provision for possible loss has been recorded by the Company in connection with this matter. As a result of this litigation, Neurochem has incurred legal expenses associated with its defence in the fiscal year ended December 31, 2004 and expects to continue to incur such expenses into its 2005 fiscal year.

As at December 31, 2004, Neurochem's workforce consisted of 165 employees.

SELECTED FINANCIAL INFORMATION

(in thousand of Canadian dollars, except per share data)

                                             Twelve-month periods ended           Six-month periods ended
                                                     December 31                        December 31
-------------------------------------------------------------------------     -------------------------------
                                               2004            2003                2003             2002
                                            (audited)       (unaudited)         (audited)        (unaudited)
                                          -------------    --------------     -------------     -------------
REVENUE:
Collaboration agreement                   $        132                 -                 -                 -
                                          -------------------------------------------------------------------

EXPENSES:
Research and development                  $     31,152     $      17,993      $      8,661      $      9,450
Research tax credits                            (1,463)           (1,901)             (914)             (423)
Research grants and other                         (336)             (953)             (208)           (1,150)
                                          -------------------------------------------------------------------
                                                29,353            15,139             7,539             7,877


General and administrative                      17,953            12,169             7,454             2,469
Stock-based compensation                         4,038                 -                 -                 -
Special charges                                  1,676                 -                 -                 -
Depreciation and amortization                    2,046             1,287               646               556
Interest and bank charges                          277               100                46                90
                                          -------------------------------------------------------------------
                                                55,343            28,695            15,685            10,992
                                          -------------------------------------------------------------------
Loss before undernoted items                   (55,211)          (28,695)          (15,685)          (10,992)
                                          -------------------------------------------------------------------

INVESTMENT AND OTHER INCOME:
Interest income                                  1,030               838               520               482
Foreign exchange gain (loss)                     1,298            (1,618)           (1,747)              (29)
Gain on disposal of intellectual
property                                             -             3,484                 -                 -
Other income                                       484               139               139                 -
                                          -------------------------------------------------------------------
                                                 2,812             2,843            (1,088)              453
                                          -------------------------------------------------------------------
Net loss                                  $    (52,399)    $     (25,852)     $    (16,773)     $    (10,539)
                                          ===================================================================
Net loss per share: Basic and diluted     $      (1.74)    $       (1.04)     $      (0.63)     $      (0.52)
                                          ===================================================================




                                          December 31,      December 31,      December 31,      December 31,
                                                  2004              2003              2003              2002
                                             (audited)       (unaudited)         (audited)       (unaudited)
Total assets                              $     76,448     $      94,225      $     94,225      $     30,294
                                          ===================================================================
Total long-term financial liabilities     $      9,576     $         416      $        416      $        842
                                          ===================================================================

RESULTS OF OPERATIONS


TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2004 (AUDITED) COMPARED TO TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2003 (UNAUDITED)

Collaboration agreement revenue amounted to $132,000 for the year ended December 31, 2004, and consists of revenue earned under the agreement with Centocor in respect of Fibrillex(TM), as described previously. Revenue recognized in 2004 represents the amortization of the non-refundable upfront payment due from Centocor for the period from signing of the agreement December 21, 2004, over the remaining estimated period to obtaining the regulatory approvals of the product.

Research and development expenses, before research tax credits and grants, amounted to $31,152,000 for the year ended December 31, 2004, compared to $17,993,000 for the same period last year. The increase is mainly due to expenses incurred in relation to the Alzhemed(TM) Phase III clinical trials, which began in North America in the second quarter of 2004 and the Fibrillex(TM) Phase II/III clinical trials, as well as the hiring of additional employees primarily in the clinical development group. For the year ended December 31, 2004, research and development expenses were incurred to support the Fibrillex(TM) Phase II/III clinical trials and the open-label extension study, the Alzhemed(TM) Phase III clinical trials and the on-going Phase II open-label extension study, as well as on-going drug discovery programs.

The Company expects research and development expenditures to increase as product candidates progress through more advanced stages of clinical development.

Research tax credits amounted to $1,463,000 for the year ended December 31, 2004, compared to $1,901,000 for the same period last year. Research tax credits represent refundable tax credits earned under the Quebec Scientific Research and Experimental Development program. The decrease is primarily attributable to the fact that during the year ended December 31, 2003, credit claims from prior years were resolved and recorded during that year.

Research grants amounted to $336,000 for the year ended December 31, 2004, compared to $953,000 for the same period last year. Research grants consist primarily of those grants received from the FDA for the development of Fibrillex(TM) and from the Natural Sciences and Engineering Research Council (NSERC). The decrease in 2004 is primarily due to the fact that during the year ended December 31, 2003, research grants also included contributions under the Technology Partnerships Canada (TPC) Program received by the Company for the development of Alzhemed(TM).

General and administrative expenses amounted to $17,953,000 for the year ended December 31, 2004, compared to $12,169,000 for the corresponding period last year. The increase is attributable to the expansion of the corporate infrastructure in order to support growth and the increase in overall activity levels at the Company. More specifically, the increase is due to the hiring of additional senior management team members, as well as operating costs related to the facilities acquired during the second quarter of 2004, higher legal fees incurred in relation to the Immtech litigation and other corporate matters, higher Directors' and Officers' insurance costs resulting from the Company's US financing and NASDAQ listing, and increased awareness, educational and medical conference activities related to AA Amyloidosis, Fibrillex(TM)'s target indication, as well as Alzheimer's Disease, Alzhemed(TM)'s target indication.

Stock-based compensation amounted to $4,038,000 for the year ended December 31, 2004. Effective January 1, 2004, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants ("CICA") Section 3870, Stock-based Compensation and Other Stock-based Payments. The new recommendations require entities to account for employee stock options using the fair value-based method, whereby compensation cost is measured at fair value at the date of grant and is expensed over the award's vesting period. The Company implemented the transitional alternative to retroactively apply the fair value-based method to all employee stock options granted on or after July 1, 2002, without restatement of prior periods. As a result, an amount of $2,162,000 was recorded as an adjustment to the opening deficit and additional paid-in capital on January 1, 2004.

Special charges of $1,676,000 were recorded during the year ended December 31, 2004, and are related to the relocation to facilities acquired from Shire BioChem in May 2004. These charges include $487,000 of future lease payments due in connection with the former premises, net of estimated sublease income that could reasonably be obtained. Special charges also include the write-off of certain property and equipment, mainly leasehold improvements in respect of the prior facilities, in the amount of $1,189,000.

Depreciation and amortization amounted to $2,046,000 for the year ended December 31, 2004, compared to $1,287,000 for the same period last year. The increase reflects the depreciation and amortization associated with the acquisition of additional property and equipment during the year, including the facilities acquired in the second quarter of 2004, and the increase in patent costs.

Interest and bank charges amounted to $277,000 for the year ended December 31, 2004, compared to $100,000 for the corresponding period last year. The increase is due to interest expense on the $10,500,000 revolving decreasing term credit entered into by the Company to finance the acquisition of the facilities during the year.

Interest income amounted to $1,030,000 for the year ended December 31, 2004, compared to $838,000 for the comparable period last year. The increase results from higher average cash balances in the current year, compared to the same period last year.

Foreign exchange gains amounted to $1,298,000 for the year ended December 31, 2004, compared to foreign exchange losses of $1,618,000 for the comparable period last year. Foreign exchange gains recorded in 2004 are primarily attributable to a gain realized during the year on the conversion of US dollars into Canadian dollars.

Gain on disposal of intellectual property amounted to $3,484,000 in year ended December 31, 2003, and represents the gain realized on the technology transfer related to the Company's pre-clinical Diabetes program to Innodia.

Other income amounted to $484,000 for the year ended December 31, 2004, compared to $139,000 for the corresponding period last year and consists of non-operating revenue, such as leasing revenue and expenses recharged to third parties.

Net loss for the year ended December 31, 2004 amounted to $52,399,000 ($1.74 per share), compared to $25,852,000 for the same period last year ($1.04 per share).

FOURTH QUARTER

For the fourth quarter ended December 31, 2004, the Company recorded a net loss of $15,388,000 ($0.51 per share), compared to $9,986,000 for the same period last year ($0.34 per share).

The increase in net loss is primarily attributable to higher research and development expenses (before research tax credits and grants), which amounted to $10,807,000 for the fourth quarter ended December 31, 2004, compared to $4,821,000 for the same period last year. The increase is mainly due to expenses incurred in relation to the Alzhemed(TM) Phase III clinical trial, which began in North America during the second quarter of 2004.

Collaboration agreement revenue consist of revenue earned under the agreement with Centocor in respect of Fibrillex(TM) and represents the amortization of the non-refundable upfront payment due from Centocor for the period from signing of the agreement December 21, 2004, over the remaining estimated period to obtaining the regulatory approvals of the product.

SIX-MONTH PERIOD ENDED DECEMBER 31, 2003 (AUDITED) COMPARED TO SIX-MONTH PERIOD ENDED DECEMBER 31, 2002 (UNAUDITED)

Research and development expenses, before research tax credits and grants, amounted to $8,661,000 for the six-month period ended December 31, 2003, compared to $9,450,000 for the prior year six-month period. The decrease is due to a reduction in clinical trial expenses related to Alzhemed(TM), following the completion of the Phase II clinical trial in June 2003. For the six month-period ended December 31, 2003, research and development expenses were incurred to support the on-going Fibrillex(TM) Phase II/III clinical trials and open-label study, Alzhemed(TM) open-label Phase II extension study and advancement towards its Phase III clinical trials, Cerebril(TM) Phase II clinical trial as well as on-going research programs. As at December 31, 2003, Neurochem had 171 patients in its various clinical trials.

Research tax credits amounted to $914,000 for the six-month period ended December 31, 2003, compared to $423,000 for the corresponding period last year. Research tax credits represent refundable tax credits earned under the Quebec Scientific Research and Experimental Development program. The increase is due to higher eligible expenses, as well as prior years credit claims resolved during the current six-month period.

Research grants and other amounted to $208,000 for the six-month period ended December 31, 2003, compared to $1,150,000 for the corresponding period last year. In the prior year, research grants refer principally to investment contributions under the Technology Partnerships Canada ("TPC") Program received by the Company for the development of Alzhemed(TM)($919,000), as well as payments received from the FDA for the development of Fibrillex(TM)($231,000), whereas the current six-month period consists of only grants received from the FDA for Fibrillex(TM).

General and administrative ("G&A") expenses amounted to $7,454,000 for the six-month period ended December 31, 2003, compared to $2,469,000 for the same period last year. The increase year-over-year is due to the expansion of the corporate infrastructure necessary to support the growth and the increase in the overall activity level at the Company, in particular, in the accounting, legal, administrative, marketing and senior management functions of the organization. G&A expenses in the six-month period ended December 31, 2003, include legal fees incurred in relation with the Immtech litigation, expenses associated with increased awareness and educational activities related to AA Amyloidosis, Fibrillex(TM)'s target indication, the setting-up of a marketing team as well as management and performance-based fees paid to Picchio International Inc. ("Picchio International"), a related party, for the services of Dr. Francesco Bellini, O.C., as Chairman and Chief Executive Officer of the Company and services of other members of Picchio International and Picchio Pharma.

Depreciation and amortization expense for the six-month period ended December 31, 2003, increased to $646,000, compared to $556,000 for the same period in 2002. The increase reflects the depreciation and amortization associated with the acquisition of additional property and equipment, as well as additions to patent costs.

Interest income for the six-month-period ended December 31, 2003, amounted to $520,000, compared to $482,000 for the same period the previous year. The increase results from higher average cash balances in the current period, compared to the same period last year offset by a larger portion of the investment portfolio denominated in US dollar earning lower yields.

Foreign exchange losses amounted to $1,747,000 for the six-month period ended December 31, 2003, compared to $29,000 for the comparable period the previous year. The increase is attributable to foreign exchange losses recognized on the US dollar denominated investments held by the Company, due to the strengthening of the Canadian dollar versus the US dollar during the period.

Other income amounted to $139,000 for the six-month period ended December 31, 2004, and consists of non operating revenue, such as expenses recharged to third parties.

Net loss for the six-month period ended December 31, 2003 amounted to $16,773,000 ($0.63 per share), compared to $10,539,000 for the same period last year ($0.52 per share).

QUARTERLY RESULTS (UNAUDITED)

(in thousand of Canadian dollars, except per share data)


                                                                   Net loss per share

Quarter                                     Revenue    Net loss    Basic and diluted
-------                                     -------    --------    -----------------

Year ended December 31, 2004

First                                          -        (9,164)          (0.31)

Second                                         -       (14,072)          (0.47)

Third                                          -       (13,775)          (0.45)

Fourth                                       132       (15,388)          (0.51)

Six-month period ended December 31, 2003

First                                          -        (6,787)          (0.28)

Second                                         -        (9,986)          (0.34)

Year ended June 30, 2003

First                                          -        (3,962)          (0.20)

Second                                         -        (6,577)          (0.31)

Third                                          -        (5,609)          (0.25)

Fourth                                         -        (3,470)          (0.15)

PICCHIO MANAGEMENT SERVICES AGREEMENT

On March 1, 2003, Neurochem entered into a management services agreement with Picchio International into which Picchio Pharma, the Company's largest shareholder, intervened. Picchio International is wholly-owned by Dr. Bellini and his spouse. The management services agreement stipulates that Picchio International provides the services of Dr. Bellini, O.C., as Chairman and Chief Executive Officer of the Company and services of other members of Picchio International and Picchio Pharma. Under the agreement, Picchio International and Picchio Pharma, provide regular consulting and advisory services, including services related to reviewing existing and potential research and development activities, and potential clinical programs, financing activities, partnering and licensing opportunities, commercialization plans and programs, and advising and assisting in investor relations activities. In consideration of all services rendered under the agreement, Picchio International received a monthly fee of $80,000 up to November 30, 2004. The management services agreement was amended as of December 1, 2004, and the monthly fee was increased to $200,000. This amount includes all direct and indirect costs and expenses, including travel and all other out-of-pocket expenses, incurred by Dr. Bellini, Picchio International and Picchio Pharma relating to the services provided pursuant to such agreement. The agreement also provides for performance-based fees determined at the discretion of the Board of Directors.

FINANCIAL CONDITION

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENT

As at December 31, 2004, Neurochem's future contractual commitments are principally for obligations under capital leases related to research equipment acquisition, the revolving decreasing term credit agreement, operating leases for facilities and office equipment, clinical trial outsourcing agreements, as well as management fees with Picchio International. Future contractual commitments by year of maturity are presented below. The Company has not engaged in off-balance sheet financing or commodity contract trading.



                                               Payments Due by Period
                                           (in thousand Canadian dollars)
                   ----------------------------------------------------------------------------------
 Contractual
 Obligations          Total       Less than 1 year     1-3 years      3-5 years    More than 5 years
-----------------------------------------------------------------------------------------------------

 Obligations under        416            416               Nil            Nil              Nil
 capital leases
 Long- term debt       10,136            686             1,400          8,050              Nil
 Operating leases       1,094            303               327            296              168

 Clinical Trials        6,152          2,222             3,930            Nil              Nil
 agreements
 Management             7,000          2,400             4,600            Nil              Nil
 fees


On December 1, 2004, the Company entered into an agreement with its Chief Executive Officer, Dr Francesco Bellini, to issue to him up to 220,000 common shares upon the execution of the agreement and upon achievement of specified performance targets. The agreement is subject to regulatory and shareholder approval in 2005.

LIQUIDITY AND CAPITAL RESOURCES

As at December 31, 2004, the Company had cash, cash equivalents and marketable securities in the amount of $29,173,000 as well as a non-refundable amount receivable from the collaboration agreement with Centocor, Inc. of $7,418,000, compared to $77,594,000 and Nil at December 31, 2003. The decrease is due to funds used for operating and investing activities, including the acquisition of facilities as previously discussed, net of proceeds received from the revolving decreasing term credit agreement and the issue of additional share capital pursuant to the exercise of employee stock options.

Additions to property and equipment for the year ended December 31, 2004, amounted to $14,750,000, compared to $916,000 for the six-month period ended December 31, 2003 and $1,638,000 for the year ended June 30, 2003. The main additions to property and equipment for the year ended December 31, 2004, were facilities acquired from Shire BioChem as discussed previously ($11,213,000), as well as research equipment ($2,254,000). For the six-month period ended December 31, 2003, the main additions were composed of research equipment ($354,000) and software ($223,000). For the year ended June 30, 2003, additions to property and equipment consisted mainly of research equipment ($790,000) and software ($532,000). Additions to patent costs for the year ended December 31, 2004, amounted to $1,599,000, compared to $739,000 for the six-month period ended December 31, 2003, and $538,000 for the year ended June 30, 2003. The Company expects that patent costs should increase as intellectual property protection activities increase.

Proceeds from the issue of share capital for the year ended December 31, 2004, amounted to $1,490,000 and are related to the issue of additional share capital pursuant to the exercise of employee stock options. Proceeds from the issue of share capital for the six month period ended December 31, 2003, amounted to $86,448,000 and are mainly related to the US and Canadian public offering, as discussed previously.

Proceeds from long-term debt amounted to $10,500,000 for the year ended December 31, 2004, and are related to the financing of the facilities acquisition, as discussed previously.

On February 14, 2005, the Company received notice from a shareholder of a commitment to exercise 2,800,000 warrrants to purchase common shares due to expire on July 25, 2005. Total proceeds to the Company from this exercise will be $8,764,000.

As at January 31, 2005, the Company had 30,411,272 common shares outstanding, as well as 2,272,931 options outstanding granted under the stock option plan. In addition, warrants to purchase 4,000,000 common shares of the Company were outstanding.

The Company invests available cash resources, in a manner consistent with a goal of capital preservation, liquidity and with limited credit risk, in liquid securities with varying terms to maturity not exceeding twelve months, selected with regard to the expected timing of expenditures to be incurred from continuing operations and prevailing interest rates.

Since inception in 1993, Neurochem has devoted its resources principally to funding research and development programs and the related infrastructure and support activities. As at December 31, 2004, the Company has incurred a cumulative deficit since inception of $140,926,000 of which research and development expenditures totaled $107,921,000 before research tax credits and grants of $19,905,000. The Company expects operating expenses to increase going forward as product candidates enter more advanced stages of clinical development, as the Company continues to invest in product research and development and as it prepares for commercialization.

The Company signed a collaboration and distribution agreement with Centocor in respect of Fibrillex(TM) in December 2004. However, the Company has not yet generated any revenues from the sale of products and has not been profitable to date. Neurochem has funded its operations primarily through private and public offerings of common shares, payments received under research and development agreements as well as interest income, tax credits and grants. Until the Company is in its commercialization phase, it expects to fund operations with proceeds from equity or debt financing, interest income, revenues from collaborative research, license, product development and co-marketing agreements, research tax credits and grants.

The Company believes that its available cash and short-term investments, expected interest income, potential funding from research, potential partnerships and licensing agreements, research tax credits, grants, access to capital markets and support from its principal shareholder should be sufficient to finance the Company's operations and capital needs for the coming year. However, in light of the inherent uncertainties associated with the regulatory approval process and the Company's ability to secure additional research, partnerships and/or licensing agreements, further financing may be required to support the Company's operations in the future.

Supplementary information about the Company, including its Annual Information Form, is available on SEDAR's website (www.sedar.com).

CRITICAL ACCOUNTING POLICIES

In preparing the Company's consolidated financial statements in conformity with GAAP, management is required to make certain estimates, judgements and assumptions that the Company believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The accounting policies which the Company considers to be critical are those that require the most difficult, subjective, or complex judgments and that are the most important to aid in fully understanding and evaluating its consolidated financial statements. These accounting policies are discussed in the following paragraphs.

Revenue recognition: Revenue from collaboration and distribution agreements that includes multiple elements is considered to be a revenue arrangement with multiple deliverables. Under this type of arrangement, identification of separate units of accounting is required and revenue is allocated among the separate units based on their relative fair value. Payments received under the collaboration and distribution agreements may include upfront payments, regulatory and sales-based milestone payments for specific achievements as well as distribution fees. Upfront and regulatory milestone payments, which require the Company's ongoing involvement are deferred and amortized into income on a straight-line basis over the estimated period of service. Sales-based milestone payments, for which the Company has no future involvement or obligations to perform related to that specific element of the arrangement, are recognized into income upon the achievement of the specified milestones. Distribution fee revenue is recognized when the amount is determinable and collection is reasonably assured.

Research and development costs consist of direct and indirect expenditures, including a reasonable allocation of overhead expenses, associated with the Company's various research and development programs. Research and development costs are expensed as incurred. Overhead expenses comprise general and administrative support provided to the research and development programs and involve costs associated with support activities such as facility operating costs, office services, information technology and human resources. The Company accrues clinical trials expenses based on work performed, which relies on estimates of total costs incurred based on completion of patient studies and other events. The Company follows this method since reasonable dependable estimates of the costs applicable to various stages of a research agreement or clinical trial can be made. Accrued clinical costs are subject to revisions as trials progress to completion.

Income taxes are accounted for under the asset and liability method. Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management provides valuation allowances against the future tax asset for amounts which are not considered "more likely than not" to be realized. In assessing the realizability of tax assets, management considers whether it is more likely than not that some portion or all of the tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company has determined that a 100% tax valuation allowance is necessary at December 31, 2004. In the event the Company were to determine that it would be able to realize its tax asset, an adjustment to the tax asset would increase income in the period such determination is made.

Property, equipment and patents costs are stated at cost and are amortized on a straight-line or declining balance basis. The Company regularly reviews property, equipment and patent costs for impairment as well as whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Impairment is assessed by comparing the carrying amount of an asset with its expected future net undiscounted cash flows from use together with its residual value (net recoverable value). If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds its recoverable value. Management's judgment regarding the existence of impairment indicators are based on legal factors, market conditions and operating performances. Future events could cause management to conclude that impairment indicators exist and that the carrying values of the Company's property, equipment or patent costs are impaired. Any resulting impairment loss could have a material adverse impact on the Company's financial position and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

Stock-based compensation

Effective January 1, 2004, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants ("CICA") issued Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments. The new recommendations require entities to account for employee stock options using the fair value based method, whereby compensation cost is measured at fair value at the date of grant and is expensed over the award's vesting period. In accordance with one of the transitional options permitted under amended Section 3870, the Company has retroactively applied the fair value based method to all employee stock options granted on or after July 1, 2002 without restatement of prior periods. The cumulative effect of the change in accounting policy of $2,162,000 has been recorded as an increase in the opening deficit and additional paid-in capital at January 1, 2004.

Prior to January 1, 2004, the Company applied the fair value based method of accounting prescribed by the Canadian Institute of Chartered Accountants to stock-based payments to non-employees, employee awards that were direct awards of stock or called for settlement in cash or other assets, and to employee stock appreciation rights; the Company applied the settlement method of accounting to employee stock options. Under the settlement method, any consideration paid by employees on the exercise of stock options or purchase of stock was credited to share capital and no compensation expense was recognized.

Variable interest entities
The CICA has issued Accounting Guideline 15 -- Consolidation of Variable Interest Entities (AcG-15), which provides guidance for determining when an enterprise consolidate the assets, liabilities and results of activities of entities that are subject to control on a basis other than ownership of voting interests (a "variable interest entity" ("VIE")). This guideline requires the Company to identify VIEs in which it has an interest, determine whether it is the primary beneficiary of such entities and, if so, to consolidate the VIE. A primary beneficiary is an enterprise that will absorb a majority of the VIE's expected losses, receive a majority of its expected residual return, or both. AcG-15 is effective for fiscal periods beginning on or after November 1, 2004. The Company has performed an analysis of the characteristics of its long-term investment. It was determined that its investment in a holding company that owns Innodia's shares meets the criteria for being a VIE and that the Company is the primary beneficiary of Innodia. The implementation of AcG-15 will result in the consolidation of the Company's interest in Innodia's holding company starting January 1, 2005. The cumulative effect of the implementation of this accounting guideline in the amount of $2,501,000 will be applied retroactively and recorded as an increase in the opening deficit at January 1, 2005.

RISKS AND UNCERTAINTIES

Since inception, Neurochem has experienced operating losses and products have not yet been marketed commercially. The Company's product candidates are in development and have not yet been approved for commercialization by regulatory authorities in any jurisdiction. The Company's business entails significant risks, including the costs and time involved in obtaining the required regulatory approvals, the adequacy of patent protection, the uncertainties involved in clinical testing, the availability of capital to continue development and commercialization of the products, and competition from pharmaceutical and other biotechnology companies.

Product research and development involves a high degree of risk and returns to investors are dependent upon successful development and commercialization of the Company's products. There can be no assurance that development of any product will be successfully completed or that regulatory approval of any of the Company's products under development will be obtained. Furthermore, there can be no assurance that existing products or new products developed by competitors will not be more effective, or more effectively marketed and sold, than any that may be developed by the Company. There can be no assurance that the Company's future potential products will gain market acceptance among physicians, patients, healthcare payers and the medical community.

Because of the length of time and expense associated with bringing new products through development, obtaining regulatory approval and bringing products to market, the Company places considerable importance on obtaining and maintaining patent and trade secret protection for significant discoveries. There can be no assurance that any pending patent application filed by the Company will mature into an issued patent. Furthermore, there can be no assurance that existing or pending patent claims will offer protection against competition, or will not be designed around or infringed upon by others. Commercial success will also depend in part on the Company not infringing patents or proprietary rights of others.

The Company is currently dependent on third parties for a variety of functions and may enter into future collaborations for the development, manufacture and commercialization of products. There is no assurance that the arrangements with these third parties will provide benefits the Company expects. There can also be no assurance that the Company will be successful in manufacturing, marketing and distributing products, or that the Company will be able to make adequate arrangements with third parties for such purposes. There can be no assurance that the Company will generate revenue or achieve profitability.

Significant funding is required for ongoing research and development, clinical trials, commercial manufacturing of products and the establishment of sales and marketing teams necessary for the launch and ongoing sales of new products. In addition, major financial resources are necessary until such time as the products are commercialized and sold successfully, and sales are sufficient to generate profits. The Company intends to raise additional financing, as required, through research, partnership and licensing agreements, the exercise of options and warrants, and through equity and/or debt financing. However, there can be no assurance that these financing efforts will be successful or that the Company will continue to be able to meet its ongoing cash requirements. It is possible that financing will not be available or, if available, may not be on favorable terms. The availability of financing will be affected by the results of scientific and clinical research, the Company's ability to attain regulatory approvals, the market acceptance of the Company's products, the state of the capital markets generally (with particular reference to pharmaceutical, biotechnology and medical companies), the status of strategic alliance agreements, and other relevant commercial considerations.



On behalf of Management,







MARIANO RODRIGUEZ, C.A., C.P.A.

Vice President, Finance

& Chief Financial Officer

Laval, Quebec, Canada

February 16, 2005